Exhibit 10.15

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of August 14, 2013 (the “Effective Date”) between SILICON VALLEY BANK, a California corporation with a loan production office located at 555 Mission Street, 9th Floor, San Francisco, CA 94105 (“Bank”), and RINGCENTRAL, INC., a California corporation (“RingCentral”), and RCLEC, INC., a Delaware corporation (“RCLEC” and together with RingCentral, individually and collectively, jointly and severally, “Borrower”), each with offices located at 1400 Fashion Island Boulevard, 7th Floor, San Mateo, CA 94404, provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

Recitals

A. Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of October 29, 2010 (as amended from time to time, the “Prior Loan Agreement”).

B. Borrower has requested, and Bank has agreed, to replace, amend and restate the Prior Loan Agreement in its entirety. Bank and Borrower hereby agree that the Prior Loan Agreement is amended and restated in its entirety as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 Growth Capital Loan.

(a) Availability. As of the Effective Date, the outstanding principal balance of the Growth Capital Advances is Four Million Two Hundred Twenty-Two Thousand Two Hundred Twenty-Two and 26/100 Dollars ($4,222,222.26). No additional Growth Capital Advances are available hereunder.

(b) Repayment. The Growth Capital Advances shall continue to be repaid as follows: Borrower shall make consecutive equal monthly payments of principal in the amount of Two Hundred Twenty-Two Thousand Two Hundred Twenty-Two and 22/100 Dollars ($222,222.22), plus accrued but unpaid interest, on the first (1st) day of each month. The Final Payment and all unpaid principal and accrued and unpaid interest on each Growth Capital Advance are due and payable in full on the Growth Capital Maturity Date.

(c) Voluntary Prepayment. Borrower shall have the option to prepay all Growth Capital Advances in full, but not in part, provided Borrower (i) shall provide written notice to Bank of their election to prepay the Growth Capital Advances at least five (5) Business Days prior to such prepayment and (ii) pays, on the date of such prepayment, (a) all outstanding principal and accrued but unpaid interest, plus (b) the Final Payment, plus (c) all other sums, including Bank Expenses, if any, that shall have become due and payable.

(d) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal and accrued but unpaid interest, plus (ii) the Final Payment, plus (iii) all other sums, including Bank Expenses, if any, that shall have become due and payable.

2.1.3 Maximum Advances and Growth Capital Advances. In addition and notwithstanding the foregoing, the aggregate amount of all Growth Capital Advances plus the aggregate amount of all Advances shall not exceed Fifteen Million Dollars ($15,000,000) at any time.

2.1.4 Supplemental Growth Capital Loan.

(a) Availability. Subject to the terms and conditions of this Agreement, Bank agrees to make advances to Borrower (each a “Supplemental Growth Capital Advance” and collectively the “Supplemental Growth Capital Advances”), from time to time, prior to the Supplemental Growth Capital Commitment Termination Date, in an aggregate amount not to exceed the Supplemental Growth Capital Loan Commitment.

(i) Two Million Five Hundred Thousand Dollars ($2,500,000) of the Supplemental Growth Capital Loan Commitment (the “First Tranche”) shall be advanced to Borrower on or about the Effective Date. After repayment, the Supplemental Growth Capital Advance under the First Tranche may not be reborrowed.

(ii) The remaining Two Million Five Hundred Thousand Dollars ($2,500,000) of the Supplemental Growth Capital Loan Commitment (the “Second Tranche”) shall be available through the Supplemental Growth Capital Commitment Termination Date. Each Supplemental Growth Capital Advance under the Second Tranche must be in an amount of not less than One Million Two Hundred Fifty Thousand Dollars ($1,250,000). After repayment, no Supplemental Growth Capital Advance under the Second Tranche may be reborrowed.

(b) Repayment of Supplemental Growth Capital Advances. For each Supplemental Growth Capital Advance, Borrower shall make monthly payments of accrued but unpaid interest commencing on the first (1st) day of the first (1st) month following the month in which the Funding Date occurs with respect to such Supplemental Growth Capital Advance and continuing on the first (1st) day of each month thereafter through the Supplemental Growth Capital Maturity Date. The Supplemental Final Payment and all unpaid principal and accrued and unpaid interest on each Supplemental Growth Capital Advance is due and payable in full on the Supplemental Growth Capital Maturity Date.

(c) Voluntary Prepayment. Borrower shall have the option to prepay all Supplemental Growth Capital Advances in full, provided Borrower (i) shall provide written notice to Bank of its election to prepay the Supplemental Growth Capital Advances at least five (5) Business Days prior to such prepayment and (ii) pays, on the date of such prepayment, (a) all outstanding principal and accrued but unpaid interest, plus (b) the Supplemental Final Payment, plus (c) all other sums, including Bank Expenses, if any, that shall have become due and payable.

(d) Mandatory Prepayment Upon an Acceleration. If the Supplemental Growth Capital Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal and accrued but unpaid interest, plus (ii) the Final Payment, plus (iii) all other sums, including Bank Expenses, if any, that shall have become due and payable.

2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either (x) the Revolving Line minus the aggregate amount of all Growth Capital Advances or (y) the CMRR multiplied by the Advance Rate, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.

2.3 Payment of Interest on the Credit Extensions.

(a) Interest Rate

(i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to two percentage points (2.00%) above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(d) below.

(ii) Growth Capital Advances. Subject to Section 2.3(b), the principal amount outstanding for each Growth Capital Advance shall accrue interest at a floating per annum rate equal to two and three-quarters percentage points (2.75%) above the Prime Rate, which interest shall be payable monthly.

(iii) Supplemental Growth Capital Advances. Subject to Section 2.3(b), the principal amount outstanding for each Supplemental Growth Capital Advance shall accrue interest at a fixed per annum rate equal to eleven percent (11.00%), which interest shall be payable monthly.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d) Payment; Interest Computation. Interest is payable monthly on the first (1st) calendar day of each month and shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of Ninety Thousand Dollars ($90,000), on the Effective Date;

(b) Final Payment. The Final Payment, when due hereunder;

(c) Supplemental Final Payment. The Supplemental Final Payment, when due hereunder;

(d) Unused Revolving Line Facility Fee. Payable quarterly in arrears on the first day of each calendar quarter occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee (the “Unused Revolving Line Facility Fee”) in an amount equal to one-quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line, and (ii) the average for the period of the daily aggregate principal closing balance of the Revolving Line and Growth Capital Advances outstanding; and

(e) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).

(f) Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, Borrower shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by Borrower under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.4.

2.5 Payments; Application of Payments; Debit of Accounts.

(a) All payments to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern/Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Eastern/Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c) Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank under this Agreement when due. These debits shall not constitute a set-off.

2.6 Withholding. Payments received by Bank from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto) other than any such taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed on or measured solely by Bank’s income. Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to this Agreement;

(b) duly executed original signatures to the Warrant;

(c) the Operating Documents and long-form good standing certificates of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization or formation and each jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(e) certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f) the Perfection Certificate of Borrower, together with the duly executed original signature thereto;

(g) a copy of Borrower’s Investors’ Rights Agreement and any amendments thereto;

(h) evidence satisfactory to Bank that the insurance policies required by Section 6.6 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank; and

(i) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c) Bank determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

3.3 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4 Procedures for Borrowing.

(a) Advances/Supplemental Growth Capital Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Credit Extensions to the Designated Deposit Account. Bank may make Credit Extensions under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by a perfected security interest in the Collateral granted herein (subject only to Permitted Liens that expressly have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its business judgment), to secure all of the Obligations relating to such Letters of Credit.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, may be deemed to violate the rights of Bank under the Code.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization; Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (A) such Governmental Approvals which have already been obtained and are in full force and effect and (B) UCC-1 financing statement filings that have already been filed and (C) any necessary securities law filings that will be made by Borrower in connection with the issuance of the Warrant) or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except (i) as otherwise provided in the Perfection Certificate and (ii) for Excluded Locations. None of the components of the Collateral shall be maintained at locations other than (i) as provided in the Perfection Certificate, (ii) as permitted pursuant to Section 7.2, or (iii) Excluded Locations. The term “Excluded Locations” shall mean (i) any co-location facility, or (ii) any location containing property of Borrower with a value of less than Two Hundred Fifty Thousand Dollars ($250,000).

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3 Eligible Customer Accounts.

(a) For any Eligible Customer Account in any CMRR calculation, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Customer Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Customer Account.

(b) All sales and other transactions underlying or giving rise to each Eligible Customer Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Customer Accounts in any CMRR calculation. To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Customer Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms. Borrower is the owner of and has the legal right to sell, transfer, assign and encumber each Eligible Customer Account, and there are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount.

5.4 Litigation. Except as disclosed to Bank pursuant to Section 6.2(vii), there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000), except for actions or proceedings of which Borrower has given Bank written notice.

5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrower’s liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business, including, without limitation, laws, ordinances or rules promulgated by the Federal Communications Commission. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) for failure to pay in a timely manner state and local taxes that could not reasonably be expected to cause a material adverse effect on Borrower’s business and that has not created a Lien on any Collateral other than a Permitted Lien.

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Borrower is not aware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of One Hundred Thousand Dollars ($100,000). Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any defined benefit plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital or for other general corporate purposes to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.13 Designated Senior Indebtedness. The Loan Documents, solely as they relate to the Senior Bank Facilities, and all of the Obligations related to the Senior Bank Facilities shall be deemed “Designated Senior Indebtedness” or a similar concept thereof for purposes of any Indebtedness of the Borrower.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance. (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Provide Bank with the following:

(i) within thirty (30) days after the last day of each month, a duly completed Borrowing Base Certificate, including calculations of CMRR and Churn, signed by a Responsible Officer;

(ii) as soon as available, but no later than thirty (30) days after the last day of each month (provided, however, that from and after such time as RingCentral is subject to the reporting requirements under the Exchange Act, Borrower shall instead be required to provide the following within forty-five (45) days after the last day of each fiscal quarter), company prepared consolidated and upon reasonable request from Bank, consolidating, balance sheets and income statements covering RingCentral’s consolidated operations, and RingCentral’s and each of its Subsidiaries operations, for such month (or, in the case of quarterly financial statements, such quarter), certified by a Responsible Officer and in a form acceptable to Bank (the “Monthly/Quarterly Financial Statements”);

(iii) within thirty (30) days after the last day of each month (provided, however, that from and after such time as RingCentral is subject to the reporting requirements under the Exchange Act, Borrower shall instead be required to provide the following within forty-five (45) days after the last day of each fiscal quarter) and together with the Monthly/Quarterly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month (or, in the case of quarterly Compliance Certificates, such quarter), Borrower is in full compliance with all of the terms and conditions of this Agreement and such other information as Bank shall reasonably request;

(iv) prior to RingCentral becoming subject to the reporting requirements under the Exchange Act, as soon as available, but not later than thirty (30) days after the last day of Borrower’s fiscal year, annual financial projections for the following fiscal year commensurate in form and substance with those provided to Borrower’s venture capital investors;

(v) as soon as available, and in any event within one hundred eighty (180) days following the end of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; provided, however, that from and after RingCentral’s Initial Public Offering, Borrower shall instead be required to provide, within one hundred twenty (120) days following the end of Borrower’s fiscal year, company-prepared annual financial statements certified by a Responsible Officer and in a form acceptable to Bank;

(vi) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically or on Borrower’s website on the Internet at Borrower’s website address and if so delivered, in each case, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto;

(vii) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more;

(ix) promptly, and in any event within five (5) Business Days (or such longer period as permitted by Bank) after request by Bank, copies of such customer contracts of Borrower (whether or not such customer contract is included as an Eligible Customer Account) as Bank may request; and

(x) upon request, budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.4 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for (i) deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and (ii) the failure to timely pay state and local taxes that could not reasonably be expected to cause a material adverse effect on Borrower’s business and that has not created a Lien on any Collateral other than a Permitted Lien, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Access to Collateral; Books and Records. Allow Bank, or its agents, at reasonable times, on five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than two (2) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.6 Insurance.

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Million Dollars ($1,000,000) in the aggregate for all losses under all casualty policies in any twelve-month period, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a perfected security interest to the extent that any such destroyed, damaged or replaced property was Collateral, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable with respect to any Collateral under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.

(c) Prior to the Effective Date, Borrower shall deliver the insurance certificates required by Section 3.1(h), and, at Bank’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.6 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially adversely altered or canceled, provided that for cancellations due to non-payment, provider will give Bank ten (10) days prior written notice. If Borrower fails to obtain insurance as required under this Section 6.6 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.6, and take any action under the policies Bank deems prudent.

6.7 Operating Accounts. Maintain its primary depository accounts and operating accounts with Bank. Borrower and Bank acknowledge and agree that no Control Agreements shall be required with regard to Borrower’s Collateral Accounts.

6.8 Financial Covenants. Maintain at all times from and after Borrower’s Initial Public Offering, and so long as there are any outstanding Obligations under the Revolving Line or with respect to the Growth Capital Advances or Bank’s obligations to make Advances under the Revolving Line remains, subject to periodic reporting as of the last day of each quarter:

(a) Liquidity. Liquidity of not less than the greater of (i) Five Million Dollars ($5,000,000) or (ii) Borrower’s Cash Burn for the most recently ended quarter multiplied by two (2).

6.9 Protection of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.11 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of Borrower’s use or transfer of money or Cash Equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; and (f) other Transfers in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any twelve month period.

7.2 Changes in Business, Management, or Business Locations. (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) have a change in management such that Borrower’s Chief Executive Officer ceases to hold such office and a replacement or interim replacement satisfactory to Borrower’s board of directors is not made within ninety (90) days after such Chief Executive Officer’s departure from (or replacement by) Borrower or its board of directors.

Borrower shall not, without at least twenty (20) days prior written notice to Bank: (1) add any new offices or business locations (other than a co-location facility), including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate or to a co-location facility, (2) change its jurisdiction of organization (except that only five (5) days prior written notice shall be required if RingCentral reincorporates into the State of Delaware in connection with its initial public offering), (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee other than to a bailee at a location already disclosed in the Perfection Certificate or to a co-location facility, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.

7.3 Mergers or Acquisitions. Unless all Obligations (other than inchoate indemnity obligations) are paid in full pursuant to Section 12.1 upon the closing of the merger, consolidation or acquisition, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary) except where (a) total consideration including cash and the value of any non-cash consideration, for all such transactions does not in the aggregate exceed Two Million Dollars ($2,000,000) in any twelve-month period; (b) no Event of Default has occurred and is continuing or would exist after giving effect to the transactions; and (c) Borrower is the surviving legal entity or the surviving entity is a wholly-owned Subsidiary of Borrower (provided that such wholly-owned Subsidiary has been added as a co-Borrower under the Loan Documents, effective upon the closing of such merger, consolidation or acquisition, on terms and pursuant to documentation acceptable to Bank). A Subsidiary may merge or consolidate into another Subsidiary or into Borrower. Subject to Section 7.2, Borrower may merge or consolidate into another entity for the sole purpose of reincorporating into the State of Delaware.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof, (ii) in connection with transactions that otherwise constitute the definition of “Permitted Liens” herein, (iii) covenants with such restrictions in agreements, provided that such covenants do not prohibit or restrict Borrower from assigning, mortgaging, pledging, granting a security interest in or upon or encumbering Borrower’s Intellectual Property in favor of Bank, and provided further that the counter parties to such covenants are not permitted to receive a security interest in Borrower’s Intellectual Property, and (iv) restrictions under the TriplePoint Loan Agreements.

7.6 Intentionally Omitted.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and purchase fractional shares in connection therewith, (ii) Borrower may pay dividends solely in common stock; and (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed the lesser of (A) Two Million Dollars ($2,000,000) per twelve-month period or (B) fifty percent (50%) of the net cash proceeds of an equity financing concurrent with such stock repurchase; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary indemnification arrangements with regard to officers and directors, (iii) reasonable and customary employee agreements, (iv) reasonable and customary compensation arrangements (including equity based compensation) with Borrower’s employees, (v) reimbursement of expenses of current or former officers and directors, and (vi) “transfer pricing”, “cost sharing” and “cost plus” arrangements in the ordinary course of business.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, the failure of any of the conditions described in clauses (a) through (c) which could reasonably be expected to have a material adverse effect on Borrower’s business; or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and defined benefit plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Borrower Transactions. Notwithstanding anything in this Agreement, any transactions between or among Borrowers shall be permitted.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date, Growth Capital Maturity Date or Supplemental Growth Capital Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 2.2, 6.2, 6.4, 6.6, 6.7, or 6.8, or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Lien Priority. There is a material impairment in the perfection or priority of the Bank’s security interest in the Collateral;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of One Hundred Thousand Dollars ($100,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.5 Insolvency. (a) Borrower fails to be solvent as described under Section 5.6 hereof; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and is not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. (a) There is, under any agreement to which Borrower or any Guarantor is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) there is a default under the TriplePoint Loan Agreements;

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (or, in the event that the terms of such judgments, order or decrees, provide for payment of such obligations over a period of time, then Borrower shall be permitted to satisfy such obligations (“Judgment Amount”) pursuant to such terms if Borrower has sufficient funds to satisfy all outstanding Obligations plus sufficient funds to operate Borrower’s business in the ordinary course for a two month period and an Event of Default pursuant to this Section 8.7 shall not occur unless Borrower fails to make any payment of the Judgment Amount within ten (10) days of when such payment is due pursuant to such terms);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement;

8.10 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or could reasonably be expected to cause, a Material Adverse Change; or

8.11 Change of Control. A Change of Control shall occur.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (i) deposit cash with Bank in an amount equal to at least 105% (110% for letters of credit denominated in a currency other than U.S. Dollars) of the Dollar Equivalent of the aggregate face amount of all letters of credit remaining undrawn plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such letters of credit, as collateral security for the repayment of any future drawings under such letters of credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all letters of credit remaining undrawn shall automatically become effective without any action by Bank;

(d) terminate any foreign exchange forward contracts;

(e) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing Borrower money of Bank’s security interest in such funds;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive possession of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnity obligations) have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, being coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnity obligations) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates. Notwithstanding anything in this Agreement, Bank shall not be entitled to exercise any rights granted to Bank under this Agreement, including any rights under this Section 9.2, to execute any account control agreements or similar agreements to perfect any security interests in any deposit accounts or investment accounts.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.6 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Bank shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with its obligations under the Code and reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Except as otherwise provided under the Code, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 3.4, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below. Bank or Borrower may change its notice address by giving the other party written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 3.4 must be in writing and may be in the form of electronic mail, delivered to Bank by Borrower at the e-mail address of Bank provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10). Bank or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	RingCentral, Inc.
1400 Fashion Island Boulevard, Suite 700
San Mateo, CA 94404
Attn: Robert Lawson
Fax: (650) 376-0007
Email: bob.lawson@ringcentral.com

with a copy to:	RingCentral, Inc.
1400 Fashion Island Boulevard, Suite 700
San Mateo, CA 94404
Attn: General Counsel
Fax: (650) 472-4071

If to Bank:	Silicon Valley Bank
555 Mission Street, 9th Floor
San Francisco, CA 94105
Attn: Jack Garza
Fax: (415) 615-0076
Email: jgarza@svb.com

11	CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12	GENERAL PROVISIONS

12.1 Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Bank, so long as Borrower complies with the terms of Section 2.1.2(c), if applicable. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than the Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof).

12.3 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower contemplated by the Loan Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”) provided that they shall be bound by the confidentiality provisions herein; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Borrower. The provisions of the immediately preceding sentence shall survive termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Right of Set Off. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.16 Borrower Liability. Any Borrower may, acting singly, request Credit Extensions hereunder. Each Borrower hereby appoints each other Borrower as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Borrower actually receives said Credit Extension, as if each Borrower hereunder directly received all Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until all Obligations (other than inchoate indemnity obligations) have been paid in full, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.17 Intercreditor Agreement. Notwithstanding anything in this Agreement, if there is a conflict between the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall control.

12.18 No Novation. Nothing contained herein shall in any way impair the Prior Loan Agreement and other Loan Documents now held for the Obligations, nor affect or impair any rights, powers, or remedies under the Prior Loan Agreement or any Loan Document, it being the intent of the parties hereto that this Agreement shall not constitute a novation of the Prior Loan Agreement or an accord and satisfaction of the Obligations. Borrower hereby ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted pursuant to the Loan Documents, as collateral security for the Obligations, and acknowledges that all of such liens and security interests, and all Collateral heretofore pledged as security for the Obligations, continues to be and remains Collateral for the Obligations from and after the date hereof.

12.19 Default Waiver. Borrower is currently in default of the Prior Loan Agreement for failing to comply with the covenant set forth in Section 6.13 of the Prior Loan Agreement for certain periods prior to the Effective Date (as defined herein) (the “Existing Default”). Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Default. Although Bank is under no obligation to do so, Bank hereby waives Borrower’s Existing Default under the Prior Loan Agreement. Bank’s waiver of Borrower’s compliance of this covenant shall apply only to the foregoing periods. Bank’s agreement to waive the above-described default shall not limit or impair Bank’s right to demand strict performance of all other covenants set forth in this Agreement as of any date.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting and the singular includes the plural. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all subscription Accounts, all Accounts containing Recurring Revenue and all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made, including, without limitation, subscription Account Debtors of the Borrower.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Availability Amount” is (a) the lesser of (i) the Revolving Line minus the outstanding principal balance of any Growth Capital Advances, or (ii) the CMRR multiplied by the Advance Rate, minus (b) the outstanding principal balance of any Advances.

The following definitions are utilized in calculating and determining the Availability Amount:

“Advance Rate” is the product of two (2) multiplied by the Customer Retention Percentage. The Advance Rate shall be calculated by Bank based on information provided by Borrower and acceptable to Bank, in its sole discretion, monthly, on the last day of each fiscal month, or such earlier time as Bank may determine necessary, in its sole discretion.

“ARPU” is, as of any date of determination, (i) the sum of the Monthly ARPU for each of the trailing three (3) months, divided by (ii) three (3).

“Churn Rate” is, as of any date of determination, the Lost Revenue Percentage multiplied by twelve (12).

“CMRR” is, for any month, the product of (x) the number of active subscribers of Borrower as of the end of such month multiplied by (y) the ARPU; provided that Bank may decrease the foregoing amounts in its sole discretion, based on events, conditions, contingencies or risks which, as reasonably determined by Bank, may adversely affect the Collateral.

“Customer Retention Percentage” is, as of any date of determination, one hundred percent (100%) minus the Churn Rate.

“Eligible Customer Accounts” means subscription Accounts of Borrower which arise in the ordinary course of Borrower’s business that (i) meet all of Borrower’s representations and warranties described in Section 5.3 and (ii) are or may be due and owing from Account Debtors deemed acceptable to Bank in its sole discretion; provided that Bank reserves the right at any time and from time to time to exclude and/or remove any Account from the definition of Eligible Customer Accounts, in its sole discretion.

“Existing Customer Accounts” are, on any date of determination, all Eligible Customer Accounts consisting of customers who have executed a subscription commitment with Borrower that are not New Customer Accounts or accounts that have been lost.

“Lost Revenue” is, for any period, the total Recurring Revenue associated with the subscription Accounts of Borrower that were lost during the trailing three (3) month period ended as of such date of determination.

“Lost Revenue Percentage” is, measured on a trailing three month basis ending as of any date of determination, (i) the Lost Revenue for such trailing three month period divided by (ii) the total Recurring Revenue for such trailing three month period divided by (iii) three (3).

“Monthly ARPU” is, for any month, (i) the Recurring Revenue of Borrower from Existing Customer Accounts plus New Customer Accounts in each case measured on a trailing one-month basis ending on the date of determination, divided by (ii) the total number of Eligible Customer Accounts of Borrower as of such date of determination.

“New Customer Accounts” are, on any date of determination, all Eligible Customer Accounts consisting of customers who will execute an annual subscription commitment with Borrower that will be activated and billed within the succeeding thirty (30) day period after such date of determination that are not Existing Customer Accounts or accounts that have been lost.

“Recurring Revenue” is subscription revenue of Borrower received from Eligible Customer Accounts in the ordinary course of Borrower’s business, determined in accordance with GAAP and specifically excluding revenue or accounts receivable based on (i) sales of inventory, goods, or equipment, (ii) transaction revenue not received in the ordinary course of business, (iii) sales of services not in the ordinary course of business, (iv) revenue received due to one-time, non-recurring transactions, installation and/or set-up fees, (v) add-on purchases by Borrower’s existing clients not resulting in a continuing stream of revenue, and (vi) such other exclusions as Bank shall determine, in its reasonable discretion.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit E.

“Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit C.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Burn” is measured on a monthly basis and shall mean the product of (i) negative one (-1) multiplied by (ii) the lesser of (A) the sum of (a) Borrower’s earnings/losses before interest, taxes, depreciation and amortization, determined in accordance with GAAP, plus (b) stock based compensation, plus (c) other non-cash expenses, plus or minus (d) the change in Deferred Revenue, minus (e) un-financed capital expenditures, or (B) Zero Dollars ($0.00).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.

“Change of Control” means (i) any transaction or series of related transactions in which the stockholders of RingCentral who were not stockholders immediately prior to the first such transaction own more than forty-nine percent (49%) of the voting stock of RingCentral immediately after giving effect to such transaction or related series of such related transactions (other than by the sale of RingCentral’s equity securities in a public officer or to venture capital investors so long as Borrower identifies to Bank the venture capital investors prior to the closing of the transaction and provides to Bank a description of the material terms of the transaction), or (ii) RCLEC ceases to be a wholly-owned Subsidiary of RingCentral unless in a manner as permitted under Section 7.3.

“Claims” is defined in Section 12.3.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, Overadvance, Growth Capital Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account, denominated in Dollars, account number xxxxxxx287, maintained by Borrower with Bank.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equipment Loan Agreement” means that certain Plain English Equipment Loan and Security Agreement by and between RingCentral, RCLEC and TriplePoint Capital LLC, dated as of June 22, 2012, as amended and supplemented from time to time, or restated, refinanced or replaced.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Existing Default” is defined in Section 12.19.

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due in accordance with Section 2.1.2 above, equal to the original principal amount of the applicable Growth Capital Advance multiplied by the Final Payment Percentage.

“Final Payment Percentage” is one-half of one percent (0.50%).

“First Tranche” is defined in Section 2.1.4(a)(i).

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Growth Capital Advance” is a “Growth Capital Advance” as advanced under, and defined in, the Prior Loan Agreement and is referenced in Section 2.1.2.

“Growth Capital Maturity Date” is March 1, 2015.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Public Offering” is the initial, underwritten public offering and sale of Borrower’s common stock pursuant to an effective registration statement under the Exchange Act.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)	any and all source code;

(d)	any and all design rights which may be available to such Person;

(e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement by and between Bank and TriplePoint Capital LLC, dated on or about the Effective Date, as amended from time to time.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Judgment Amount” is defined in Section 8.7.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the sum of (a) Borrower’s unrestricted cash and Cash Equivalents maintained with Bank and Bank’s Affiliates, and (b) the Availability Amount.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Stock Pledge Agreements, the Perfection Certificate, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement by Borrower and/or any Guarantor with or for the benefit of Bank in connection with this Agreement or Bank Services, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly/Quarterly Financial Statements” is defined in Section 6.2(ii).

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, fees, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents (other than the Warrant), or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents (other than the Warrant).

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment/Advance Form” is that certain form attached hereto as Exhibit D.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” is any merger, consolidation or acquisition permitted pursuant to Section 7.3 hereof.

“Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

(c) Subordinated Debt, if any;

(d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f) Indebtedness in an aggregate principal amount not to exceed One Million Dollars ($1,000,000) secured by Permitted Liens;

(g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be;

(h) Indebtedness that otherwise constitutes Permitted Investments under paragraph (f);

(i) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(j) other unsecured Indebtedness in an aggregate amount outstanding not to exceed Four Hundred Thousand Dollars ($400,000) at any time;

(k) Indebtedness in a maximum principal amount of Fifteen Million Dollars ($15,000,000) under that certain Plain English Growth Capital Loan and Security Agreement by and between RingCentral and TriplePoint Capital LLC, dated as of June 22, 2012, as amended and supplemented from time to time, or restated, refinanced or replaced, and Indebtedness in a maximum principal amount of Ten Million Dollars ($10,000,000) under the Equipment Loan Agreement;

(l) Indebtedness in a principal amount not to exceed Two Million Dollars ($2,000,000) outstanding at any time for the financing of software licensing, including, without limitation, Indebtedness owed to Somerset Capital Group, Ltd. in connection with the financing of software licenses with VMWare, Inc.;

(m) Indebtedness not to exceed Five Million Dollars ($5,000,000) consisting of reserves maintained for the potential payment of accrued sales and use taxes in various states; and

(n) Borrower’s guaranties of (i) commercial contracts entered into by its Subsidiaries in the ordinary course of business and (ii) credit cards of its employees and Subsidiaries, provided that guaranties under both clauses (i) and (ii) shall not exceed in the aggregate of One Million Dollars ($1,000,000) outstanding at any time.

“Permitted Investments” are:

(a) Investments (including, without limitation, Subsidiaries) shown on the Perfection Certificate and existing on the Effective Date;

(b) Investments consisting of (i) Cash Equivalents, and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Bank;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d) Investments consisting of deposit accounts and investment accounts, provided that with respect to any deposit accounts maintained with Bank, Bank shall have a perfected security interest in such deposit account;

(e) Investments accepted in connection with Transfers permitted by Section 7.1;

(f) Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year except as follows: (1) Borrower may make Investments up to One Million Five Hundred Thousand Dollars ($1,500,000) per fiscal quarter into its Subsidiary formed under the laws of the United Kingdom, (2) Borrower may make Investments up to Five Hundred Thousand Dollars ($500,000) per fiscal quarter into its Subsidiary formed under the laws of the People’s Republic of China, (3) Borrower may make Investments up One Million Dollars ($1,000,000) per fiscal quarter into its Subsidiary formed under the laws of Canada, (4) Borrower may make Investments up One Hundred Fifty Thousand Dollars ($150,000) per fiscal year into its Subsidiary formed under the laws of the Netherlands, (5) Borrower may make Investments up One Hundred Fifty Thousand Dollars ($150,000) per fiscal year into its Subsidiary formed under the laws of Switzerland, and (6) Borrower and Bank shall meet and confer in good faith regarding whether it is commercially reasonable for Borrower to be permitted to make Investments in excess of One Hundred Thousand Dollars ($100,000) in other Subsidiaries in connection with third-party commercial agreements involving such Subsidiary;

(h) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary;

(k) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

(l) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any twelve-month period;

(m) other Investments in an aggregate amount not to exceed $400,000 in any twelve-month period;

(n) Investment in Subsidiaries necessary to establish co-location facilities or data centers in an amount not to exceed Three Million Dollars ($3,000,000) in the aggregate in any twelve-month period; and

(o) Permitted Acquisitions shall be permitted in accordance with the terms of this Agreement, including the formation of any Subsidiary in connection with such Permitted Acquisitions.

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

(h) non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7;

(j) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that such security interests secure customary fees and expenses and not borrowed money;

(k) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(l) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property permitted hereunder, real property leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(m) Liens created under the TriplePoint Loan Agreements.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Prior Loan Agreement” is defined in the recitals hereto.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

“Revolving Line” is an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) outstanding at any time.

“Revolving Line Maturity Date” is the date two (2) years from the Effective Date.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Second Tranche” is defined in Section 2.1.4(a)(ii).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Senior Bank Facilities” means the Revolving Line and the Growth Capital Advances.

“Stock Pledge Agreements” are (a) that certain Stock Pledge Agreement dated as of October 29, 2010 between RingCentral and Bank, (b) that certain Stock Pledge Agreement dated as of November 17, 2011 between RingCentral and Bank, (c) that certain Stock Pledge Agreement dated as of June 28, 2012 between RingCentral and Bank, (d) that certain Stock Pledge Agreement dated as of March 12, 2013 between RingCentral and Bank and (e) that certain Deed of establishment of a first ranking right of pledge of all shares in the capital of RingCentral B.V. dated as of July 12, 2013 between RingCentral and Bank.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“Supplemental Final Payment” is a payment (in addition to and not a substitution for the payments of accrued interest and principal) due in accordance with Section 2.1.4 above, equal to the original principal amount of the applicable Supplemental Growth Capital Advance multiplied by the Supplemental Final Payment Percentage.

“Supplemental Final Payment Percentage” is two and three-quarters percent (2.75%).

“Supplemental Growth Capital Advance” is defined in Section 2.1.4(a).

“Supplemental Growth Capital Commitment Termination Date” is June 30, 2014.

“Supplemental Growth Capital Loan” means all Supplemental Growth Capital Advances made under Section 2.1.4 hereof.

“Supplemental Growth Capital Loan Commitment” is Five Million Dollars ($5,000,000).

“Supplemental Growth Capital Maturity Date” is the first (1st) day of the month which is thirty-six (36) months from the Effective Date.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“TriplePoint Loan Agreements” means that certain (i) Plain English Growth Capital Loan and Security Agreement by and between RingCentral and TriplePoint Capital LLC, dated as of June 22, 2012, as amended and supplemented from time to time, or restated, refinanced or replaced and (ii) Equipment Loan Agreement.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(d).

“Warrant” is, collectively, that certain Warrant to Purchase Stock dated as of October 29, 2010 executed by Borrower in favor of Bank, and that certain Warrant to Purchase Stock dated as of the Effective Date executed by Borrower in favor of Bank.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

RINGCENTRAL, INC.

By	/s/ Robert Lawson
Name:	Robert Lawson
Title:	CFO

RCLEC, INC.

By	/s/ John Marlow
Name:	John Marlow
Title:	President

BANK:

SILICON VALLEY BANK

By	/s/ Jack Garza
Name:	Jack Garza
Title:	Vice President

[Signature page to Second Amended and Restated Loan and Security Agreement]

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (ii) any Intellectual Property; provided, however, the Collateral shall include all Accounts and all proceeds of Intellectual Property. If a judicial authority (including a U.S. Bankruptcy Court) would hold that a security interest in the underlying Intellectual Property is necessary to have a security interest in such Accounts and such property that are proceeds of Intellectual Property, then the Collateral shall automatically, and effective as of the Effective Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such Accounts and such other property of Borrower that are proceeds of the Intellectual Property.

Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its Intellectual Property without Bank’s prior written consent.

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:
FROM:	RINGCENTRAL, INC. and RCLEC, INC.

The undersigned authorized officer of RingCentral, Inc., on behalf of RingCentral, Inc. and RCLEC, Inc. (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (1) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except (i) as explained in an accompanying letter or footnotes and (ii) with respect to unaudited financial statements for the absence of footnotes and subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days (quarterly within 45 days after IPO)	Yes No
Annual financial statement (CPA Audited)	FYE within 180 days (prior to IPO)	Yes No
Annual financial statement (Company-prepared)	FYE within 120 days (after IPO)	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Borrowing Base Certificate	Monthly within 30 days	Yes No
Annual Board Approved Financial Projections	FYE within 30 days (prior to IPO)	Yes No

Financial Covenant	Required	Actual	Complies
Maintain:
Minimum Liquidity*
Greater of:	$5,000,000
OR	$ (2 quarters of Cash Burn)	$	Yes No

*	Only required after Borrower becomes subject to the reporting requirements under the Exchange Act.

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

RingCentral, Inc., on behalf of itself and all Borrowers	BANK USE ONLY

Received by:
By:		AUTHORIZED SIGNER

Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I.	Liquidity (Section 6.8(a)) (Only required after IPO)

Required:             Greater of:         (a) $5,000,000 or(b) $         (2 quarters Cash Burn (see below))

Actual:

A.	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower maintained with Bank	$

B.	Availability Amount	$

C.	Liquidity (the sum of lines A and B)	$

Is line C equal to or greater than the applicable amount set forth above?

No, not in compliance	Yes, in compliance

II.	Cash Burn (This is not a financial covenant but is used to determine the Liquidity requirement.)

A.	EBITDA loss of Borrower for the most recently ended quarter, determined in accordance with GAAP	$

B.	Aggregate value of stock based compensation for the most recently ended quarter	$

C.	Aggregate value of other non-cash expenses for the most recently ended quarter	$

D.	Change in Deferred Revenue for the most recently ended quarter	$

E.	Aggregate value of unfunded capital expenditures of Borrower for the most recently ended quarter	$

F.	Cash Burn (line A plus line B plus line C plus line D minus line E)	$

G.	Two quarters Cash Burn (lesser of line F multiplied by 2 or Zero Dollars ($0))	$

Actual:            (-1) multiplied by $         (Line G) = $

EXHIBIT C

BORROWING RESOLUTIONS

[see attached]

EXHIBIT D – LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS NOON PACIFIC TIME

Fax To: (415) 615-0076	Date:

LOAN PAYMENT:

RINGCENTRAL, INC. and RCLEC, INC.

From Account #		To Account #
	(Deposit Account #)		(Loan Account #)

Principal $		and/or Interest $

Authorized Signature:		Phone Number:
Print Name/Title:

LOAN ADVANCE:

Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #		To Account #
	(Loan Account #)		(Deposit Account #)

Amount of Advance $

All Borrower’s representations and warranties in the Second Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature:	Phone Number:
Print Name/Title:

OUTGOING WIRE REQUEST:

Complete only if all or a portion of funds from the loan advance above is to be wired.

Deadline for same day processing is noon, Pacific Time

Beneficiary Name:	Amount of Wire: $
Beneficiary Bank:	Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required):
Print Name/Title:
Telephone #:

EXHIBIT E

BORROWING BASE CERTIFICATE

[see attached]